                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                 June 19, 1995

GranCare, Inc.
One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346

               Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission on June 19, 1995, in connection with the registration under the Securities Act of 1933, as amended, of 9,941,975 shares of your common stock (the "Shares") to be issued in connection with the merger of GW Acquisition Corp., a California corporation and wholly-owned subsidiary of GranCare ("GWAC"), with and into Evergreen Healthcare, Inc. ("Evergreen") pursuant to the terms of the Agreement and Plan of Merger dated as of May 2, 1995, by and among you, GWAC and Evergreen (the "Merger Agreement"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the transactions contemplated by the Merger Agreement and described in the Registration Statement.


     It is our opinion that the Shares when issued in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement will be duly issued, fully paid and nonassessable.



     We consent to the use of this opinion and our opinion as to tax matters as exhibits to the Registration Statement, and further consent to the use of our name wherever appearing in such Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.


                                          Very truly yours,

                                          BROBECK, PHLEGER & HARRISON